Exhibit 10.20

PROMISSORY NOTE

$14,000,000.00 USD	November 17, 2015

This Promissory Note (“Note”) is made as of the date stated above (“Effective Date”) by Aina Le’a, Inc., a Delaware corporation (“Borrower”).

Bridge Aina Le’a, LLC, a Hawaii limited liability company, with an address of 2500 Kalakaua, #2404, Honolulu, HI 96815 (“Lender”), is making a purchase-money loan to Borrower in the principal amount stated above (“Loan”) pursuant to the Purchase and Sale Agreement for Residential Property at Aina Le’a between Borrower and Lender dated October 16, 2015 (“PSA”). The Loan and this Note are secured by a Purchase-Money Mortgage, Security Agreement, and Financing Statement dated as of the Effective Date (“Mortgage”) covering Borrower’s interest in the real property located on the Island of Hawaii, State of Hawaii, designated as Tax Map Key No. (3) 6-8-001-038, Lot No. B-1-A, consisting of approximately 628.316 acres, and Tax Map Key No. (3) 6-8-001-039, Lot No. D-1-A consisting of approximately 383.033 acres and described more particularly in the Mortgage. This Note, the PSA, the Mortgage, the Ancillary Agreements (as that term is defined in the PSA), and any other related documents which evidence, secure, or otherwise pertain to the Loan are the “Loan Documents.”

Borrower is making this Note to evidence and secure repayment of the Loan.

Therefore, Borrower agrees as follows:

1. Principal. Borrower promises to pay to the order of Lender the Total Amount Owed. “Total Amount Owed” means the principal sum stated above, Service Fees, Payoff-Statement Fees, Late Charges, Advances, and any other fees, costs, expenses, and charges due under the Loan Documents together with interest accruing at the Interest Rate (or Default Rate, if applicable) on all of the foregoing. All amounts owed under the Loan Documents will be added to the principal balance due under this Note on the date the same become due.

2. Payments.

(a) Monthly Payments. Borrower will make monthly interest payments in arrears, commencing on the first day of the calendar month following the Effective Date (the first payment prorated if applicable) and then on the first day of each calendar month as long as any amount remains outstanding under any of the Loan Documents. In addition to applicable Late Charges and other fees or remedies available to Lender under the Loan Documents, if Borrower fails to timely make any monthly interest payment, the then-outstanding amount of that payment will be added to the Total Amount Due on the date that is 30 days after the due date for that monthly interest payment so that interest is compounded.

(b) Balloon Payment. Borrower will pay the Total Amount Owed on the date that is three years after the Effective Date (“Maturity Date”). If the Maturity Date falls on a day other than a business day, Borrower will pay the Total Amount Owed on the next business day, in which case that extension of time will be included in computing the interest due on the Total

Amount Owed. Notwithstanding the foregoing, the Maturity Date is subject to acceleration as otherwise provided in this Note.

(c) Holder’s Option to Extend Maturity Date. Holder, in Holder’s sole and absolute discretion, may extend the Maturity Date. Borrower does not have an option to extend the Maturity Date.

(d) Application of Payments. All payments made by Borrower to Holder under this Note will be first credited against costs of collection (if any), then against interest then accrued, and then against principal.

(e) Prepayment. Borrower may prepay this Note in whole or in part at any time without a prepayment penalty. Borrower’s making a prepayment will not affect Borrower’s obligation to pay any further monthly interest payment (except that any prepayment of principal will reduce the amount of future monthly interest payments accordingly), Service Fee, Payoff-Statement Fee, Late Charge, or any other fee, cost, expense, charge, or payment obligations under the Loan Documents (collectively, “All Fees”). All Fees will continue despite any prepayment by Borrower, and will be due and payable on the Maturity Date or the date that Borrower pays substantially all of the principal (if that date is earlier than the Maturity Date). This Section will survive such prepayment, the Maturity Date, and any termination of this Note for any reason whatsoever. This Section does not supersede or affect Holder’s right to apply payments to categories of amounts owed in the order otherwise provided in this Note.

(f) Place of Payment and Currency. Borrower will make all payments under this Note (1) at Holder’s address stated above or such place as Holder may designate from time to time, and (2) in lawful money of the United States of America.

3. Interest Rate. Subject to the imposition of the Default Rate, the Total Amount Owed will bear interest at the rate of 12.0% per year (“Interest Rate”). Interest will be computed on the basis of 365 days per year and will accrue from the date any amount owed is charged or incurred.

4. Service Fee. Commencing on the Effective Date and thereafter on the first day of each calendar month until all amounts owed under the Loan Documents are repaid in full, Borrower will also pay to Lender a monthly loan-servicing fee of $1,000.00 (“Service Fee”). Borrower acknowledges that the Service Fee is a bona fide fee and is intended as reasonable compensation to Lender for servicing the Loan and for no other purpose. The Service Fee will be deemed fully earned on the first day of each month after the Effective Date.

5. Loan Payoff-Statement Fee. Borrower will pay to Lender a $2,000.00 fee (“Payoff-Statement Fee”) each time a Borrower requests that Lender generate a Loan payoff statement.

6. Late Charges. Borrower will, if any payment required under this Note is not paid when due, without any notice from Holder, pay Holder late charges in the amount of 10.0% of such delinquent payment (“Late Charges”), in addition to any other remedies to which Holder is entitled.

7. Taxes, Deductions, Etc. All payments of the Total Amount Owed will be made without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, all of which Borrower will pay. Borrower will pay all amounts necessary to make the gross amount of the Total Amount Owed received by Holder not less than that required under this Note. Borrower will pay all stamp and documentary taxes. If, notwithstanding the foregoing, Holder pays any portion of such taxes, Borrower will reimburse Holder upon demand for the amount paid.

8. Default Rate. If a Material Default occurs, the Total Amount Owed will bear interest at 24.0% per annum (“Default Rate”) from the date of the Material Default until the earlier of (a) the cure of the Material Default, or (b) the full payment of the Total Amount Owed. This provision is separate and will survive the merger of this provision into any judgment, so that the Total Amount Owed will continue to bear interest at the Default Rate after entry of such a judgment. A “Material Default” occurs when Borrower defaults on any obligation under this Note or a Material Default (as that term is defined in any Loan Document or any document mentioned in a Loan Document) occurs, and Borrower does not cure the default within the applicable time period (if any). For example, without limiting the generality of the foregoing, it would be a Material Default for Borrower to fail to make a payment when due under any Loan Document and not pay the amount owed within the applicable cure period (if any).

9. Reasonableness of Late Charges and Default Rate. Borrower acknowledges that nonpayment of any payment when due (including nonpayment at maturity, even if resulting from acceleration due to a Material Default) will result in damages to Holder from additional expenses incurred in servicing the Total Amount Owed, loss to Holder of the use of the money due, and frustration to Holder in meeting its other commitments. Borrower also acknowledges that the occurrence of any other Material Default will also result in damages to Holder by reason of the detriment caused thereby. Borrower further acknowledges that it is and will be difficult and impracticable to ascertain the extent of such damages caused by nonpayment of any sums when due or resulting from any other Material Default. Borrower agrees that a reasonable estimate of such damages must be based in part upon the duration of the default and that the Late Charges and Default Rate would not unreasonably compensate Holder for such damages.

10. Usury and Interest-Rate Limitation. Borrower represents that the Loan is for commercial use and not for personal, family, or household purposes. Borrower and Holder intend for this Note to bear a lawful rate of interest. If at any time the rate of interest applicable to this Note, together with all fees, costs, expenses, charges, and other amounts which are treated as interest on this Note under applicable law (collectively, “Charges”) exceed the maximum lawful rate (“Maximum Rate”) which may be contracted for, charged, taken, received, or reserved by Holder in accordance with applicable law, then the rate of interest payable in respect of this Note, together with all Charges payable in respect hereof, will be limited to the Maximum Rate, so that in no event will any exaction be possible under this Note that is in excess of the Maximum Rate.

11. No Forbearance. Borrower does not have a right, express or implied, to not make timely payments required by the Loan Documents, whether upon payment of Late Charges or otherwise. Nothing in this Note is an express or implied agreement by Holder to forbear in exercising any of its rights or remedies under the Loan Documents. Holder’s right to receive and receipt of payments for Late Charges do not prejudice Holder’s rights: (a) to collect delinquent payments and any other amounts provided in any Loan Document, (b) with respect security for any Loan Document, or (c) to declare a Material Default under any Loan Document.

12. Advances. Holder may, in its sole and absolute discretion, advance additional funds (“Advances”) to protect Holder’s interest in the Loan and in any property that is security for this Note, including, without limitation, to cure any defaults by Borrower or to make payments on, assume, or purchase any senior loan that is in default, if applicable. All Advances will be added to the outstanding principal balance of the Note and will be subject to the terms and conditions of this Note, including but not limited to the accrual of interest at the Interest Rate commencing on the date such Advances are made by Holder.

13. Remedies. Upon the occurrence of a Material Default, the entire balance of the Total Amount Owed will, at the option of Holder, without demand or notice, immediately become due and payable. Regardless of whether Holder exercises such option, Holder may exercise any and all remedies available to it under the Loan Documents, at law, or in equity. No delay or omission by Holder in exercising any right under the Loan Documents will be a waiver of such right. The acceptance by Holder of any payment which is less than payment in full of all amounts due and payable at the time of such payment will not be a waiver of any of Holder’s rights, or nullify any prior exercise of any such rights. Holder’s remedies in the Loan Documents, at law, or in equity are cumulative and concurrent. Holder may pursue its remedies from time to time singly, successively, or together in Holder’s sole discretion. Holder’s not exercising any right or remedy will not be a waiver or release of such right or remedy.

14. Waivers by Borrower. Borrower, for itself and all endorsers, guarantors, and sureties of this Note, if any, and their respective heirs, legal representatives, successors, and assigns (collectively, “Obligors”):

(a) waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, protest of this Note, notice of transfer or assignment by a Holder to another Holder, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note;

(b) agrees that their respective liability will be unconditional and without regard to the liability of any other party and will not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Holder;

(c) consents to every extension of time, renewal, waiver, or modification granted by Holder, and to the release of any makers, endorsers, guarantors, or sureties, and of any collateral given to secure the payments required by this Note, with or without substitution; and

(d) agrees that additional makers, endorsers, guarantors, or sureties may become parties to this Note without notice to Borrower or to any endorser, guarantor, or surety and without affecting the liability of any of them.

15. Fees for Enforcement. If a dispute arises regarding the enforcement, validity, or interpretation of this Note, Borrower will pay all fees, costs, charges, and expenses (including attorney fees) reasonably incurred by Holder (collectively, “Enforcement Fees”), whether or not any action or proceeding is brought relative to such matters and whether or not such action or proceeding is prosecuted to judgment, unless ordered otherwise by a court having jurisdiction over the matter. Enforcement Fees will be treated as Advances. This provision is separate and will survive merger into any judgment.

16. Severability. Every provision of this Note is intended to be severable. If any term or provision is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the other terms and provisions of this Note, which terms and provisions will remain binding and enforceable.

17. No Subordination. This Note will not be subordinate to the claims of any of Borrower’s other creditors. If Borrower becomes insolvent or goes through a composition of indebtedness, bankruptcy, liquidation, or dissolution, Holder will share pro rata with Borrower’s other creditors in the distribution of any funds or other assets of Borrower, and will otherwise be fully entitled to the rights of a creditor.

18. Miscellaneous.

(a) Waiver of Jury Trial. BORROWER KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT WHICH BORROWER MAY HAVE TO TRIAL BY JURY IN ANY PROCEEDING, LITIGATION, OR COUNTERCLAIM BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, BORROWER WILL NOT PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE. FURTHERMORE, BORROWER WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(b) Definitions. The bolding, capitalizing of initial letters, and enclosing of a word or phrase in quotation marks in this Note means that such word or phrase is defined by the preceding text, as suggested by the context (“Defined Terms”). Unless otherwise stated or logically required by the context, each other use of such Defined Term with capitalized initial letters but without bolding and quotation marks incorporates the corresponding definition. An uncapitalized word or phrase is not a Defined Term and retains its common meaning, notwithstanding that such word or phrase may contain the same text as a Defined Term.

(c) Notice. Unless otherwise stated in this Note, notices must be in writing and may be personally delivered; delivered by a reputable overnight courier; sent by telefax or email; or sent by certified or registered mail, postage prepaid, return receipt requested, to the person entitled to receive the notice at the last physical address, fax number, or email address provided in writing by that person. Notices will be deemed given on the date actually received.

(d) Integration. This Note and the Loan Documents constitute the final, entire agreement between the Borrower and Lender pertaining to the subject matter of the Note and Loan Documents, supersede all prior agreements and understandings pertaining to the Note and Loan Documents. The terms of this Note will control over any inconsistencies in the other Loan Documents.

(e) Amendment. This Note may not be amended or modified except by a written instrument executed by all of the Parties. If the Note is amended, it will continue to be secured by the Mortgage.

(f) Time. Time is of the essence of this Note and the performance of each of the covenants and agreements contained herein. If any payment to be made by Borrower becomes due on a national holiday, such payment may be made on the next succeeding business day. Such extension of time will be included in computing any interest in respect of such payment.

(g) Assignment by Holder. Upon the transfer of this Note, a transferor Holder may deliver all or any part of the collateral mortgaged, granted, pledged, or assigned pursuant to the Loan Documents to the transferee Holder, at which time the transferee Holder will become vested with all the rights under the Loan Documents and law given to a holder. Upon such a transfer, the transferor Holder will be relieved and fully discharged from any liability under the Loan Documents with respect to the liabilities and collateral transferred, but retain all rights with respect to any liabilities and the collateral not so transferred.

(h) Governing Law. This Note will be construed and enforced in accordance with the laws of the State of Hawaii. Any legal proceeding brought pursuant to the Loan Documents will be brought in Honolulu, State of Hawaii.

Borrower is executing this Note to be effective as of the Effective Date.

Aina Le’a, Inc.

By:	/s/ Robert Wessels

Printed Name:	Robert Wessels

As:	President